Exhibit (h)(8)

CLEARWATER INVESTMENT TRUST

(a Massachusetts business trust)

AMENDMENT NO. 1 TO THE FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Fund Administration and Accounting Services Agreement between Clearwater Investment Trust and The Northern Trust Company (the “Agreement”) is effective April 30, 2012.

WHEREAS, on February 22, 2012, the Trustees unanimously voted to approve changes to the name and designation of the Clearwater Growth Fund to the “Clearwater Core Equity Fund”; and

WHEREAS, on February 22, 2012, the Trustees unanimously voted to approve changes to the name and designation of the Clearwater Small Cap Fund to the “Clearwater Small Companies Fund”;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. The name and designation of the Clearwater Growth Fund shall be changed to the “Clearwater Core Equity Fund.”

2. The name and designation of the Clearwater Small Cap Fund shall be changed to the “Clearwater Small Companies Fund.”

3. All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

4. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.